EXHIBIT 4.5

ASSET PURCHASE AGREEMENT

This Agreement is made the 8th day of January, 2007.

B E T W E E N:

PARBET.COM LTD.,

a corporation incorporated under the laws of Malta and having a business address at 66 Old Bakery Street, Valletta, VLT 09, Malta

(the “Vendor”)

OF THE FIRST PART;

-and-

ATLETICO NORDIC B.V.,

a corporation incorporated under the laws of The Netherlands and having a business address at Weena 340, 3012 NJ Rotterdam, The Netherlands

(the “Vendor Guarantor”)

OF THE SECOND PART;

-and-

WAGERLOGIC LIMITED,

a corporation incorporated under the laws of the Republic of Cyprus and having a business address at Nimeli Court, 41-49 Agiou Nicolaou Street, Block A, 3rd Floor, Engomi, 2408 Nicosia, Cyprus

(the “Purchaser”)

OF THE THIRD PART;

-and-

CRYPTOLOGIC INC.,

a corporation incorporated under the laws of Ontario and having a business address at 55 St. Clair West, 3rd Floor, Toronto, Ontario, Canada M4V 2Y7

(the “Purchaser Guarantor”)

OF THE FOURTH PART;

WITNESSETH THAT:

WHEREAS the Vendor is the owner of a business which operates a virtual poker room over the internet under the brand and name “Parbet” (the “Business”);

AND WHEREAS the Purchaser is the owner and operator of a business which develops and licenses software in connection with the operation of virtual poker rooms over the internet;

AND WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the Purchased Assets, upon and subject to the terms and conditions of this Agreement;

AND WHEREAS the Vendor Guarantor and the Purchaser Guarantor have agreed to guarantee the liabilities and obligations of the Vendor and the Purchaser, respectively, arising under this Agreement;

NOW THEREFORE in consideration of the premises and mutual agreements contained in this Agreement and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party hereto), the Parties agree with one another as follows:

1.	INTERPRETATION
(1)	Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them in this Section 1(1):

(a)       “ Agreement” means this asset purchase agreement and all instruments supplemental to or in amendment or confirmation of this asset purchase agreement, and all references to this Agreement shall include the attached Schedules and “Article”, “Section”, “Subsection”, or “Paragraph” means and refers to the specified article, section, subsection, or paragraph of this asset purchase agreement;

(b)       “ Assumed Liabilities” means those liabilities and obligations of the Vendor as set forth in Schedule A attached hereto;

(c)       “ Assumption Agreement” means the assumption and indemnity agreement to be issued by the Purchaser to the Vendor in the form attached as Schedule B;

(d)       “ Average Daily Revenues” means the aggregate gross amount of Poker Rake and Tournament House Fees earned through the operation of the Business during the Earn Out Period, divided by 181;

(e)       “ Business” has the meaning ascribed in the recitals to this Agreement and, for greater certainty, specifically excludes the Vendor’s casino and sports betting business;

(f)        “ Business Day” means any day other than a Saturday, Sunday or any statutory holiday in Canada, Sweden or Cyprus;

(g)       “ Closing” means the completion of the sale to, and the purchase by the Purchaser of, the Purchased Assets under this Agreement by the transfer and delivery of documents of title to the Purchased Assets and the payment of the Purchase Price;

(h)       “ Closing Date” means January 15, 2007, or such other date as the Parties may mutually agree in writing as the date upon which the Closing shall take place;

(i)        “ Closing Date Liabilities” means five thousand British pounds (£5,000) plus the actual monetary amount of the Assumed Liabilities as at the Closing Date;

(j)        “ Closing Statements” means a statement to be prepared by the Purchaser setting out the actual amount of all Closing Date Liabilities as at the Closing Time, calculated based on the books and records of the Business as at the Closing Time;

(k)        “ Closing Time” means 10am Central European Time on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

(l)        “ Data Transfer Date” means January 8, 2007 or such other date as the Parties may agree;

(m)      “Dispute Notice” shall have the meaning ascribed to that term by the Purchase Price Escrow Agreement entered into by the Vendor and the Purchaser pursuant to Section 3(2) hereof.

(n)        “ Earn Out Period” means the period of one hundred and eighty-one days commencing on the date which is forty five (45) days following the Closing Date and ending two hundred and twelve (212) days thereafter, but not including the month of July, 2007;

(o)       “ Employees” means those persons employed by the Vendor and working with the Business;

(p)       “ End User” means a customer of the Business who plays poker through the Parbet Poker Room;

(q)       “ Escrow Agent “ shall have the meaning ascribed to that term by the Purchase Price Escrow Agreement entered into by the Vendor and the Purchaser pursuant to Section 3(2) hereof;

(r)         “Expekt.com Company Limited Financial Statements” means, the audited financial statements of Expekt.com Company Limited as at and for the fiscal year ended December 31, 2005,and the management prepared, unaudited interim/stub period financial statements for the period from January 1, 2006 through to November 30, 2006, consisting of a balance sheet, statement of income and retained earnings, statement of cash flows, together with the accountants’ notes thereto (if applicable), true copies of which are annexed hereto as Schedule G;

(s)       “ Financial Statements” means, collectively, the audited financial statements of the Vendor as at and for the fiscal year ended December 31, 2005,and the management prepared, unaudited financial statements for the period from January 1, 2006 through to November 30, 2006, consisting of a balance sheet, statement of income and retained earnings, statement of cash flows, together with the accountants’ notes thereto (if applicable), true copies of which are annexed hereto as Schedule C;

(t)        “IFRS” has the meaning ascribed in Section 1(8);

(u)       “ Intellectual Property Rights” means all trade or brand names, all domain names, business names, trade-marks, trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary information and know-how, inventions, investors’ notes, research data, unpatented blue-prints, drawings and designs, industrial property, formulae, processes, software, technology and other intellectual property used primarily in the operation of the Business, together with all rights under intellectual property licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, including, without limitation, the intellectual property described in Schedule D hereto;

(v)       “ Interim Period” means the period beginning on the date of execution of this Agreement to and including the Closing Date;

(w)      “ Legal Entity Affiliate” means a legal entity which meets the definition of “affiliate” as set forth in the Business Corporations Act (Ontario) R.S.O. 1990;

(x)       “ Licenses” means all licenses, registrations, qualifications, permits and approvals, issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, relating to the Business, including those listed in Schedule E, together with all applications for such licences or permits;

(y)       “ Non-Solicitation Agreement” means the non-solicitation agreement in the form of Schedule F;

any of the foregoing, including, without limitation, the intellectual property described in Schedule D hereto;

(z)       “Parbet Poker Room” has the meaning ascribed in Section 4(1);

(aa)     “Parties ” means the Vendor, the Purchaser, the Vendor Guarantor and the Purchaser Guarantor, collectively, and “Party” means either one of them;

(bb)     “Person ” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

(cc)     “Poker Rake” means the gross amount earned by the Parbet Operator (as that term is defined in section 4(1)) from the pot of each hand of poker played in the Parbet Poker Room, it being acknowledged by the Parties that the Parbet Poker Room shall be operated in and through the Purchaser’s centralized poker room, meaning that End Users may play individual hands of poker with end users of other licensees of the Poker Software, and in such circumstances the Poker Rake deducted from each hand of poker so played must be divided amongst the Parbet Operator and all other licensees of the Purchaser whose end users participated in the hand, in accordance with the Purchaser’s policies and procedures;

(dd)     “Poker Software” means the Purchaser’s proprietary software related to the operation of virtual poker rooms over the internet;

(ee)     “Poker Tournament” means a poker competition that requires the payment of the Poker Tournament Entry Fee by the End Users who wager through the Parbet Poker Room and who participate in the competition;

(ff)      “Poker Tournament Entry Fee” means the entry fee charged to End Users who wager through the Parbet Poker Room, for such End Users to play in a Poker Tournament;

(gg)     “Poker Tournament House Fees” means the portion of the Poker Tournament Entry Fee earned by the Business in connection with a Poker Tournament, as opposed to the portion of the Poker Tournament Entry Fee which is included in the prize pool for the subject Poker Tournament;

(hh)     “Purchase Price” means the purchase price to be paid by the Purchaser to the Vendor for the Purchased Assets, all as provided in Section 3(1);

(ii)       “ Purchased Assets” means the following properties, assets and rights used in connection with the Business:

(i)         Intellectual Property Rights — all right, title and interest of the Vendor in and to the Intellectual Property Rights; and

(ii)        Books and Records — all books and records (or appropriate extracts therefrom)

of the Vendor relating to the Purchased Assets and the Business (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser) including, without limitation, customer lists and other data regarding the customers of the Business in the possession and control of the Vendor, sales records, price lists, sales literature, advertising material and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored).

For clarity, the Purchaser shall not be entitled to any assignment of gaming licenses held by the Vendor;

(jj)       “ Release Notice” shall have the meaning ascribed to that term by the Purchase Price Escrow Agreement entered into by the Vendor and the Purchaser pursuant to Section 3(2) hereof.

(kk)     “ to the best of the knowledge” when used in reference to:

(i)	the Vendor means the knowledge of the senior officers of the Vendor; and

(ii)           the Purchaser means the knowledge of the senior officers of the Purchaser; and

(ll)       “ Vendor Poker Room” means the virtual poker room operated by the Business and owned by the Vendor.

(2)	Gender and Number

In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

(3)	Entire Agreement

This Agreement, including the schedules attached hereto, together with the agreements and other documents to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including, without limitation, the Binding Term Sheet entered into by the Parties dated the 8th day of November, 2006) and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing.

(4)	Article and Section Headings

Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

(5)	Schedules

The following Schedules are an integral part of this Agreement:

Schedule A	Assumed Liabilities
Schedule B	Assumption Agreement

Schedule C	Vendor Financial Statements
Schedule D	Intellectual Property Rights
Schedule E	Licenses
Schedule F	Non-Solicitation Agreement
Schedule G	Expekt.com Company Limited Financial Statements
Schedule H	Vendor Guarantor Organization Chart
Schedule I	Conversion Process
Schedule J	Purchase Price Escrow Agreement
Schedule K	Operating Policies
Schedule L	Material Contracts

(6)	Currency

Unless otherwise indicated, all monetary amounts referred to in this Agreement are in Euros. For the avoidance of doubt, the monetary amounts referred to in Subsections 8(1)(j) and 8(1)(k) are in the currency of the United States.

(7)	Accounting Terms

All accounting terms not otherwise defined have the meanings assigned to them, and, other than the management prepared, unaudited financial statements for the period from January 1, 2006 through to November 30, 2006 of each of the Vendor and the Vendor Guarantor, all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with International Financial Reporting Standards (“IFRS”).

(8)	Business Days

Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, and payment shall be made or such action shall be taken on the next succeeding Business Day.

(9)	Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

2.	PURCHASE AND SALE OF PURCHASED ASSETS
(1)	Purchase and Sale of Purchased Assets

Upon and subject to the terms and conditions of this Agreement, the Vendor shall sell, transfer, assign and set over to the Purchaser and the Purchaser shall purchase and acquire from the

Vendor at the Closing Time, the Purchased Assets for the Purchase Price payable as provided in Section 3(1).

(2)	Assumed Liabilities

The Purchaser agrees to assume and become liable only for the Assumed Liabilities at the Closing Time by executing and delivering the Assumption Agreement to the Vendor. For greater certainty, it is understood that the Purchaser will assume no liabilities of the Business arising or occurring prior to the Closing Time other than those described in or forming part of the Assumed Liabilities, it being expressly acknowledged and agreed that the liabilities and obligations relating to the operation of the Business prior to the Closing shall be for the account of the Vendor, and liabilities and obligations relating to the operation of the Business following Closing shall be for the account of the Purchaser.

3.	PURCHASE PRICE AND PAYMENT
(1)	Purchase Price

The Purchase Price payable by the Purchaser under this Agreement for the Purchased Assets shall be an aggregate sum equal to nine million Euros (€9,000,000), plus any and all amounts payable under Article 4 hereof (“Earn Out Amounts”), less the amount of the Closing Date Liabilities.

(2)	Payment of Purchase Price

(a)       On the Data Transfer Date, the Purchaser and the Vendor shall enter into a Purchase Price Escrow Agreement in the form of the agreement attached herewith as Schedule J (the “Purchase Price Escrow Agreement”), and the Purchaser shall pay an amount equal to eight million, seven-hundred and fifty thousand Euros (€8,750,000), by wire transfer to the escrow agent under the Purchase Price Escrow Agreement. The amounts deposited into escrow pursuant to this Subsection 3(2)(a) shall be released and paid to the Vendor and/or the Purchaser (as the case may be) in accordance with the terms of the Purchase Price Escrow Agreement. In the event that all conditions of Closing set forth herein which are for the benefit of the Purchaser are satisfied or waived thereby on or prior to Closing, the Purchaser shall deliver an executed Release Notice to the Escrow Agent in the form and manner contemplated by Section 5(b) of the Purchase Price Escrow Agreement. In the event that all conditions of Closing set forth herein which are for the benefit of the Vendor are satisfied or waived thereby on or prior to Closing, the Vendor shall deliver an executed Release Notice to the Escrow Agent in the form and manner contemplated by Section 5(b) of the Purchase Price Escrow Agreement. In the event that the conditions of Closing set forth herein are not satisfied as a result of a breach by either the Purchaser or the Vendor of any of its obligations hereunder, the non-breaching party shall not be required to deliver a Release Notice to the Escrow Agent under the terms of the Purchase Price Escrow Agreement, and in the case where the non-breaching party is the Vendor, and only in such case, the Vendor may deliver a Dispute Notice to the Escrow Agent pursuant to the provisions of Section 5(c) of the Purchase Price Escrow Agreement. The Vendor acknowledges and agrees that a Dispute Notice pursuant to the provisions of Section 5(c) of the Purchase Price Escrow Agreement may only be delivered in the event of a breach by the Purchaser of any of its obligations under this Agreement or the Purchase Price Escrow Agreement and for no other reason whatsoever.

(b)       On the Closing Date, the Vendor and the Purchaser shall make a bona fide estimate of the Closing Date Liabilities (the “Estimated Liability Amount”), which Estimated Liability Amount shall form the basis of the downward adjustment of the amount released from escrow pursuant to the Purchase Price Escrow Agreement.

(c)       The Vendor acknowledges that the Purchaser shall hold back from the Purchase Price the amount of two hundred and fifty thousand Euros (€250,000) for a period of sixty (60) days from the Closing Date, as security for all of the Vendor’s representations, warranties and covenants hereunder (the “Holdback”). Sixty (60) days after the Closing Date and subject to Section 4(4), the Purchaser agrees to pay to the Vendor the Holdback, by certified cheque or bank draft, less the amount of any Claim (as that term is defined in Section 7(1)) made by the Purchaser as a result of a breach by the Vendor of any representations, warranties and covenants hereunder; provided that the amount of any such Claim so withheld has been finally agreed or determined amongst the Parties or, to the extent that the amount of the Claim has not been finally agreed or determined between the Parties before the expiry of the sixty (60) day period referred to above, the amount is a reasonable estimate of the Claim.

4.	EARN OUT
(1)	Operations Post-Closing

It is expressly acknowledged and agreed by the Purchaser that forthwith following the Closing, the Purchaser shall license to a third party (the “Parbet Operator”) all of the Purchased Assets, and the Poker Software, for the purpose of allowing the Parbet Operator to operate a virtual poker room over the Internet (the “Parbet Poker Room”), and that the Parbet Operator shall operate the Parbet Poker Room using the Purchased Assets throughout the Earn Out Period. The Purchaser further agrees that, in operating the Parbet Poker Room as contemplated above, the Parbet Operator shall, throughout the Earn-Out Period, maintain all rake back, affiliate and promotional bonus arrangements and policies of the Vendor, as set forth in Schedule K hereto (the “Operating Policies”).

(2)	Earn Out Payment

(a)       In addition to the Purchase Price, the Vendor shall also be entitled to receive an earn-out payment in respect of the Purchased Assets, calculated and payable as follows:

(i)         In the event that the Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period exceed eighteen thousand Euros (€18,000) but are less than nineteen thousand Euros (€19,000), the Purchaser shall pay to the Vendor an amount equal to one million Euros (€1,000,000) within sixty (60) days of the end of the Earn Out Period, to be satisfied by certified cheque or bank draft of the Purchaser payable to or to the order of the Vendor;

(ii)        In the event that the Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period are equal to or exceed nineteen thousand Euros (€19,000) but are less than twenty thousand Euros (€20,000), the Purchaser shall pay to the Vendor an amount equal to two million Euros (€2,000,000) within sixty (60) days of the end of the

Earn Out Period, to be satisfied by certified cheque or bank draft of the Purchaser payable to or to the order of the Vendor;

(iii)       In the event that the Average Daily Revenues realized by the Parbet Poker Room during Earn Out Period are equal to or exceed twenty thousand Euros (€20,000) but are less than twenty one thousand Euros (€21,000), the Purchaser shall pay to the Vendor an amount equal to three million Euros (€3,000,000) within sixty (60) days of the end of the Earn Out Period, to be satisfied by certified cheque or bank draft of the Purchaser payable to or to the order of the Vendor;

(iv)        In the event that the Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period are equal to or exceed twenty one thousand Euros (€21,000), the Purchaser shall pay to the Vendor an amount equal to four million Euros (€4,000,000) within sixty (60) days of the end of the Earn Out Period, to be satisfied by certified cheque or bank draft of the Purchaser payable to or to the order of the Vendor; or

(v)         In the event that the Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period are less than eighteen thousand Euros (€18,000), no payment shall be made by the Purchaser to the Vendor under this Section 4(2).

(3)	Right to Audit

It is understood and agreed that the Vendor shall be entitled on one (1) occasion at its sole expense to appoint a duly qualified auditor to audit the books and records of the Purchaser and/or Parbet Operator in order to confirm the Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period. Notwithstanding the foregoing, should the results of the audit reveal that the actual Average Daily Revenues realized by the Parbet Poker Room during the Earn Out Period was higher by ten percent (10%) or more from the amount as reported to the Vendor by the Purchaser, the Vendor shall be entitled to its reasonable expenses of such audit.

(4)	Closing Statements Purchase Price Adjustment

(a)       Closing Statements - As soon as practicable, and in any event within thirty (30) days after the Closing Date, the Purchaser shall prepare and deliver to the Vendor, the Closing Statements. The Vendor shall provide any and all information, documentation and assistance as the Purchaser may reasonably require in order to prepare the Closing Statements. The Purchaser shall permit the Vendor twenty (20) days after their delivery to make comments and representations to the Purchaser on such Closing Statements. The Vendor shall be provided with all reasonable access to the books, records and other information relating to the operation of the Business as they may reasonably request, for the purpose of reviewing the Closing Statements.

(b)       Adjustment - On or prior to the thirtieth (30th) day following the Purchaser’s delivery of the Closing Statements to the Vendor, and provided the Vendor has not disputed in writing the Closing Statements in accordance with part (c) below:

(i)         In the event that the Closing Date Liabilities exceed the Estimated Liability Amount, the Vendor shall forthwith pay over to the Purchaser an amount equal to the Closing Date Liabilities less the Estimated Liability Amount, by certified cheque, bank draft or other means of immediately available funds; or

(ii)        In the event that the Estimated Liability Amount exceeds the Closing Date Liabilities, the Purchaser shall forthwith pay over to the Vendor an amount equal to the Estimated Liability Amount less the Closing Date Liabilities, by certified cheque, bank draft or other means of immediately available funds.

(c)       Failure to dispute, in writing, the Closing Statements by the twentieth (20th) day following the Purchaser’s delivery of the Closing Statements to the Vendor shall be conclusive evidence of the Vendor’s acceptance of the Closing Statements. All disputes related to the Closing Statements which cannot be amicably resolved between the Parties shall be settled by binding arbitration in accordance with Section 12(7). In the event of a dispute which, upon its resolution, could result in a payment to the Purchaser pursuant to Section 4(4)(b)(i) above, the amount so in dispute shall be withheld from the Holdback pending resolution of such dispute.

5.	REPRESENTATIONS AND WARRANTIES
(1)	Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

(a)       Organization and Good Standing—The Vendor is a corporation duly incorporated and validly existing in good standing under the laws of Malta, and has good and sufficient corporate power, authority and right to enter into and deliver this Agreement and all other agreements, documents and instruments to be executed by it as contemplated herein and to carry out the transactions and perform each of its obligations herein and therein.

(b)       Bankruptcy, etc.— The Vendor has not committed an act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property, and has not had any execution or distress become enforceable or become levied upon any of its property.

(c)       Capacity to Carry on Business—The Vendor has all necessary corporate power, authority and capacity to own its property and assets to carry on the Business as presently owned and carried on by it, and the Vendor is duly licensed, registered and qualified as a corporation to do business and is in good standing in Malta and all such licenses, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the Purchased Assets.

(d)       Compliance with Laws – The Vendor has operated and is operating the Business in compliance in all material respects with all applicable laws of Malta and is not in breach of any such laws.

(e)       Due Authorization, etc.— The execution and delivery of this Agreement, agreements,

documents and instruments executed or to be executed by the Vendor pursuant to this Agreement and the performance by the Vendor of its obligations hereunder or thereunder have been duly authorized on the part of the Vendor. Each of this Agreement and the other agreements and instruments to be executed by the Vendor in connection with this Agreement constitute (or will constitute when executed) legally valid and binding obligations of the Vendor, enforceable against it in accordance with its/their terms.

(f)        Absence of Conflicting Agreements—The Vendor is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement, including without limitation, any existing software supply agreement to which the Vendor is a party and which relate to the supply to the Vendor of software in connection with the operation of the Business.

(g)       Title to Purchased Assets—The Vendor is the absolute beneficial owner of the Purchased Assets, with good and marketable title to the Purchased Assets, free and clear of any title defects, mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, encumbrances or rights or claims of others of any kind whatsoever and the Vendor is exclusively entitled to possess and dispose of the same.

(h)       Cash on Deposit—All customer cash on deposit with the Vendor in connection with the Business are bona fide as it relates to the manner and purpose for which such deposits were made, which manner and purpose is participating in the Vendor Poker Room and for no other purpose whatsoever.

(i)        Intellectual Property— The Intellectual Property Rights constitute all patents, trade-marks, trade names, domain names, brand names, trade designs, service marks and copyrights and all licenses and similar rights and property which are necessary or incidental to the conduct of the Business and are valid and subsisting and held by the Vendor with good and marketable title and are in good standing free and clear of all security interests, claims, liens, objections and infringements of every nature and kind and all registrations therefor have been kept renewed and are in full force and effect. The operation of the Business and the provision by the Vendor of its services do not involve infringements or claimed infringements of any patent, trade-mark, trade name, copyright or other intellectual property right of any third party. Save and except as disclosed in Schedule D hereto, no Employee or other Person owns, directly or indirectly in whole or in part, any patent, trade-mark, trade name, domain name, brand name, copyright, invention, process, know-how, formula or trade secret which the Vendor is presently using or the use of which is necessary for the Business, or otherwise has an interest in any Intellectual Property Rights. To the best of the knowledge by the Vendor, no third party has infringed or breached or is infringing or breaching any of the Intellectual Property Rights. The Vendor has not received any notice challenging the title or interest of the Vendor in the Intellectual Property Rights, and to the best of the knowledge of the Vendor, there are no facts upon which such a challenge could be made. There are no outstanding rights or licenses granted to any third party to use any Intellectual Property Rights.

(j)        Material Contracts—The Vendor is not a party to or bound by any material contract or commitment relating to the Business whether oral or written, save and except as disclosed in Schedule L hereto.

(k)       No Options—No Person other than the Purchaser has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Assets.

(l)        Books and Records—The books and records of the Vendor as it relates to the Business fairly and correctly set out and disclose in all material respects, the financial position of the Business and all material financial transactions of the Vendor relating to the Business have been accurately recorded in Vendor’s books and records.

(m)      Financial Statements—The Financial Statements annexed as Schedule C hereto:

(i)         have, other than the management prepared, unaudited financial statements for the period from January 1, 2006 through to November 30, 2006, been prepared in accordance with IFRS applied on a basis consistent with that of preceding fiscal periods;

(ii)        present fully, fairly and correctly the assets, liabilities and financial condition of the Vendor in respect of the Business as at the end of the period represented thereby, and the results of its operations and the changes in its financial position for the periods then ended;

(iii)	are in accordance with the books and records of the Vendor;

(iv)        contain and reflect all necessary adjustments for a fair presentation of the results of operations and the financial condition of the Vendor in respect of the Business for the period covered thereby; and

(v)         contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Vendor in respect of the Business.

(n)       Non-Arm’s Length Transactions—Except as otherwise provided for in the Financial Statements, the Vendor is not party to any transaction which relates to the Business with any officer, director, employee, shareholder, corporation, partnership, legal entity or any other Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Vendor (“Non-Arm’s Length Transaction”) for which financial consideration relating to such Non-Arm’s Length Transaction is not based on fair market value. Without restricting the generality of the foregoing, no material revenues of the Business are derived from any Person not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Vendor, nor to the Vendor’s express knowledge, are any material revenues of the Business derived from sources which, due to the nature of such sources, are not likely to be sources of revenue for the Business subsequent to the completion of the purchase and sale of the Purchased Assets to the Purchaser as contemplated herein.

(o)       Liabilities—There are no liabilities of the Vendor of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date other than the Assumed Liabilities.

(p)	Absence of Changes—Since December 31, 2005, there has not been:

(i)         any material change in the condition or operations of the Business other than changes in the ordinary and normal course of business;

(ii)        any damage, destruction or loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Business; or

(iii)       any change in the accounting or tax practices in respect of the Business, the Vendor or the assets thereof.

(q)       Absence of Unusual Transactions—Since December 31, 2005, the Vendor has carried on the Business in its usual and ordinary course, and in particular the Vendor has not:

(i)         transferred, assigned, sold or otherwise disposed of any of the assets used in the Business except in the ordinary and usual course of business;

(ii)        suffered an extraordinary loss, or waived any rights of material value, or entered into any material commitment or transaction not in the ordinary and usual course of business;

(iii)       made any capital expenditure, except in the usual and ordinary course of business, and no capital expenditure will be made or authorized after the date of this Agreement by the Vendor with respect to the Business without the prior written consent of the Purchaser;

(iv)        mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Purchased Assets; or

(v)	authorized or agreed or otherwise become committed to do any of the foregoing.

(r)        Government Withholdings—The Vendor has deducted and remitted to the relevant governmental authorities or entities (“Deductions and Remittances”) all income taxes, unemployment insurance contributions, pension plan contributions, employer health tax remittances and any taxes or deduction or other amounts which it is required by statute or contract to collect and remit to any governmental authorities or other entities entitled to receive payment of such deduction, and for which absent such Deductions and Remittances, the Purchaser could become liable, or which could negatively impact the value of the Purchased Assets.

(s)       Litigation—There is no, and there has not been for a period two (2) years prior to the date of this Agreement, suit, action, litigation, arbitration, proceeding, governmental proceeding, tribunal complaint, including appeals and applications for review in progress, pending or threatened against or involving the Vendor which relates to the Business or the Purchased Assets to which the Purchaser could become liable, and there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any court, governmental department, commission, tribunal, agency, instrumentality or arbitrator which relates to the Business or the Purchased Assets to which the Purchaser could become liable.

(t)        Consents—There are no consents, authorizations, licenses, franchise agreements, permits,

approvals or orders of any person or government required to permit the Vendor to complete the transactions contemplated herein with the Purchaser. Without restricting the generality of the foregoing, the Vendor expressly represents and warrants that the transfer of personal information of any of the customers of the Vendor pursuant to the provisions hereof does not require the consent of any third party which has not already been obtained by the Vendor, and is otherwise not a breach of any applicable privacy or data protection laws (the “Privacy Laws”).

(u)       Licenses and Permits—All of the Licenses, registrations, qualifications, permits, bonds and approvals issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, state, provincial or municipal, related to the Business or necessary for the conduct of the Business are listed on Schedule E, and are in good standing, and the Vendor is not in default of any obligations or requirements in respect thereof.

(v)       Governmental Consents—Other than a notice to be delivered by the Vendor to the Maltese Lotteries and Gaming Authority (“MLGA”) (which notice the Vendor represents and warrants has already been delivered to the MLGA)), no governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to the Vendor are required to be obtained or given or waiting period is required to expire in order that the purchase and sale of the Purchased Assets may be consummated by the Vendor or for the Vendor to carry out its obligations set out in this Agreement.

(w)      Tax Matters—The Vendor is not in arrears or in default in respect of the filing of any required federal, provincial, state, or municipal tax or other return which relates to the Business or the Purchased Assets or to which the Purchaser could become liable or which could negatively impact the value of the Purchased Assets; and,

(i)         all taxes, filing fees, and other assessments due and payable or collectable from the Vendor have been paid or collected;

(ii)        no claim for additional taxes, filing fees, or other amounts and assessments has been made that has not been paid; and,

(iii)       no such tax return contains any misstatement or conceals any statement that should have been included therein.

(x)       No Knowledge of Material Facts - Save and except as described in this Agreement, the Vendor has no knowledge of any facts which might be reasonably expected to diminish the Purchaser’s appreciation and worth or profitability of the Business or which, if known by the Purchaser, might be reasonably expected to deter it from completing the transactions herein contemplated.

(2)	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows:

(a)       Organization and Good Standing—The Purchaser is a corporation duly incorporated and validly existing and in good standing under the laws of Cyprus.

(b)       Authority Relative to this Agreement, etc.—The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)       Absence of Conflicting Agreements—The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by it of this Agreement or the consummation of the transactions contemplated under this Agreement, except as disclosed in this Agreement.

(d)       Enforceability of Obligations—This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

(3)	Representations and Warranties of the Vendor Guarantor

The Vendor Guarantor hereby represents and warrants to the Purchaser as follows:

(a)       Organization and Good Standing—The Vendor Guarantor is a corporation duly incorporated and validly existing and in good standing under the laws of The Netherlands.

(b)       Authority Relative to this Agreement, etc.—The Vendor Guarantor has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor Guarantor.

(c)       Enforceability of Obligations—This Agreement constitutes a valid and binding obligation of the Vendor Guarantor enforceable against it in accordance with its terms.

(d)       Expekt.com Company Limited Financial Statements - The Expekt.com Company Limited Financial Statements annexed as Schedule G hereto have, other than the management prepared, unaudited financial statements for the period from January 1, 2006 through to November 30, 2006, been prepared in accordance with IFRS, applied on a basis consistent with prior periods, and present fairly, in all material respects in accordance with IFRS, the assets, liabilities and financial condition of Expekt.com Company Limited as at and for the period ended on the date of such financial statements, and the sales, earnings and results of operations of Expekt.com Company Limited for the periods covered thereby and are in accordance with the books and records of Expekt.com Company Limited

(e)       Organizational Chart – The organizational chart attached hereto as Schedule H accurately sets forth the corporate ownership of all entities listed thereon, and, other than specifically disclosed in the organizational chart, the Vendor Guarantor is the 100% direct or indirect beneficial owner of all entities listed on the said organizational chart.

(4)	Representations and Warranties of the Purchaser Guarantor

The Purchaser Guarantor hereby represents and warrants to the Vendor as follows:

(a)       Organization and Good Standing—The Purchaser Guarantor is a corporation duly incorporated and validly existing and in good standing under the laws of Ontario.

(b)       Authority Relative to this Agreement, etc.—The Purchaser Guarantor has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser Guarantor.

(c)       Enforceability of Obligations—This Agreement constitutes a valid and binding obligation of the Purchaser Guarantor enforceable against it in accordance with its terms.

(5)	Commission

Other than a commission payable by the Vendor at its sole expense to Stella Advisors AB, each Party represents and warrants to the other Party that no Person is entitled to a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale contemplated by this Agreement.

(6)	Non-Waiver

No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving or diminishing the scope of or otherwise affecting any representation or warranty made by the Vendor in this Agreement or pursuant hereto. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition.

(7)	Nature and Survival of Representations and Warranties

All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by that Party under this Agreement. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration contemplated under this Agreement, except that the representations and warranties contained in this Agreement shall only survive for one (1) year following Closing (except for the Vendor’ representations and warranties relating to title to the Purchased Assets, which shall survive indefinitely, and relating to tax matters which shall survive for the period of time during which the taxes to which such representations and warranties relate may be reassessed by the relevant taxation authority, unless the Vendor has been fraudulent in filing a return or supplying information to any taxation authority under any taxation legislation, in which case the survival of those representations and warranties relating to tax matters shall be unlimited) after which period of time, if no Claim shall, prior to the expiry of such period, have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made in this Agreement by such Party, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

6.	OTHER COVENANTS OF THE PARTIES
(1)	Operation of Expekt

It is expressly acknowledged that the Vendor is also the owner and operator of a virtual poker room operating under the name and brand “Expekt” (the “Expekt Room”). It is further acknowledged that, as of the date hereof, the Expekt Room licenses its poker room software from Tain Poker Ltd. (“TAIN”) and participates in TAIN’s centralized poker room. The Vendor hereby agrees that Expekt shall continue to license its poker room software from TAIN and shall continue to participate in TAIN’s centralized poker room, until the Closing Date, in the same manner and to the same extent as is the case on the date hereof.

(2)	Exclusivity

From the date hereof until the Closing Date, it is expressly agreed by the Vendor that neither the Vendor, nor any of its officers, directors, shareholders or executives (collectively the “Vendor Parties”), shall initiate, engage or participate in any discussions, investigations or negotiations with any Person whatsoever which relate to a proposed disposition, sale, assignment, transfer or encumbrance of all of any part of the Business, or Purchased Assets or a proposed disposition, sale, assignment, transfer, issuance or encumbrance of all or any material part of the capital stock of the Vendor (collectively a “Restricted Transaction”), without the prior express written consent of the Purchaser, not to be unreasonably withheld (it being expressly acknowledged and agreed that is shall not be deemed unreasonable to withhold consent in respect of any Restricted Transaction which is inconsistent with, or in any way jeopardizes, the Vendor’s ability to fulfill its obligations under this Agreement). The Vendor further agrees that should any Vendor Party be approached by the Person wishing to engage any Vendor Party in discussions, investigations or negotiations relating to a Restricted Transaction, the Vendor shall forthwith advise the Purchaser in writing of the particulars of the approach and the identity of the subject Person.

(3)	Conduct of Business Prior to Closing

During the Interim Period, the Vendor shall do the following:

(a)       Conduct Business in Ordinary Course—Except as otherwise contemplated or permitted by this Agreement, the Vendor shall conduct the Business in the ordinary and normal course and shall not, without the prior written consent of Purchaser, enter into any transaction which, if entered into before the date of this Agreement, would cause any representations or warranties of the Vendor contained in this Agreement to be incorrect. Without restricting the generality of the foregoing, it is expressly agreed that the Vendor shall continue to operate the Vendor Poker Room from the TAIN centralized poker room throughout the Interim Period. Save and except as may be otherwise expressly set forth herein, and without restricting the generality of anything in this Agreement, the Vendor expressly agrees not to alter its marketing of the Business between the execution of this Agreement and the Closing Date, including altering its policies in respect of promotional bonuses, affiliate fees and rake back;

(b)       Perform Obligations—The Vendor shall comply with all applicable laws, regulations, by-laws and other governmental requirements of each jurisdiction in which the Business is carried on;

(c)       Material Changes—The Vendor shall not take any action which would result in any material adverse change in or to the Purchased Assets or the Business or sell, transfer or dispose of any of the Purchased Assets, other than in the ordinary course of business;

(d)       Liens—The Vendor shall not suffer or permit any mortgages, pledges, hypothecs,

security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect the Purchased Assets;

(e)       Discharge Liabilities – The Vendor shall pay, when due, any obligations incurred in the ordinary course of the operation of the Business;

(f)        Preserve the Goodwill – The Vendor shall exercise its best efforts to preserve the goodwill of the Business and the present relationship with customers and others having business relationships with the Business;

(g)       Maintain Assets – The Vendor shall maintain the Purchased Assets consistent with its past practice;

(h)       Maintain Books and Records – The Vendor shall maintain its books, records and accounts in the ordinary course of business on a basis consistent with past practices;

(i)        Representations, Warranties and Conditions – The Vendor shall use its reasonable commercial efforts to ensure that the Vendor’s representations and warranties in Section 5 hereof remain true and correct in all material respects at the Closing as if such representations and warranties were made at and as of Closing and to satisfy or cause to be satisfied the conditions set forth in Section 8(1); and

(j)        Advise of Changes – The Vendor shall promptly advise the Purchaser of any material changes in the financial condition, business affairs or prospects of the Business or the Assets.

(4)	Due Diligence Investigations

The Vendor shall in good faith cooperate with the Purchaser in the conduct of its due diligence investigations relating to the Purchased Assets, the Assumed Liabilities and the Business (which investigations shall be completed, in the sole discretion of the Purchaser, on or prior to the Closing Date) and shall make available to the Purchaser, on a timely basis and upon reasonable request, any and all information, documentation and personnel related to the Business, the Purchased Assets and the Assumed Liabilities as the Purchaser may from time to time request; provided that the Purchaser shall not be allowed to take a copy of any database of the Vendor’s customers and will not be provided with any personal information of specific customers during the due diligence process, and the Purchaser may not contact any specific customers of the Business without the prior express written consent of the Vendor. Without restricting the generality of the foregoing, it is expressly agreed that the Purchaser shall be entitled, as part and parcel of its due diligence investigations, to contact any contractors and suppliers of the Business, in order to discuss the Business with said parties, and the Vendor shall take any and all such steps and may be necessary or desirable in order to facilitate such contacts and communications. It is hereby agreed by the Vendor that all information and documentation provided to the Purchaser by the Vendor and or its agents or representatives in respect of the Purchased Assets, the Assumed Liabilities and the Business as part and parcel of the Purchaser’s due diligence investigations shall, to the best of the Vendor’s knowledge, be complete and accurate in all material respects, and the Vendor shall disclose to the Purchaser any and all information and documentation relating to the Purchased Assets, the Assumed Liabilities and the Business as would be considered by a reasonable purchaser to be material to its due diligence investigations regarding the purchase of the Purchased Assets and the assumption of the Assumed Liabilities.

(5)	Delivery of Books and Records

At the Closing Time, the Vendor shall deliver to the Purchaser the following documents: (i) copies of all business books and records used in the conduct of the Business, including without limitation, all financial, operating, legal and customer records (including, without limitation, customer lists, databases and all other information relating to customers of the Vendor); and (ii) copies of all employee records with respect to employees of the Vendor hired by the Purchaser. All books and records shall be delivered to the Purchaser in electronic format on Closing, with any relevant hard copies to be delivered to the Purchaser within a reasonable period of time following the Closing Date.

(6)	Actions to Satisfy Closing Conditions

Each Party hereby agrees to take all such actions as are within its power to control, and to use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 8 which are for the benefit of the other Party.

(7)	Business Names

Immediately after the Closing Date and in any case no later than ten (10) days thereafter, the Vendor and the Vendor Guarantor shall make application to the relevant authorities to change the Vendor’s corporate name, and the corporate name of any other entity owned or controlled (directly or indirectly) by the Vendor Guarantor, and shall discontinue further use of the names “Parbet”, “Parbet.com”, “Parbet.com Limited” and any derivatives thereof and each agree not to directly or through a Legal Entity Affiliate, use names similar to those names after the Closing Date (except for such non-commercial use as may be required prior to the effective date of the corporate name change referred to herein). Such corporate name changes shall take place no later than thirty (30) days after the Closing Date, unless there is a delay which is beyond the control of the Vendor. If requested by the Purchaser, the Vendor shall also take such action as may be necessary in order to assist the Parbet Operator or any of its affiliates to change their corporate names to names including any of the Vendor’s former names. The Vendor shall provide the Purchaser all such reasonable evidence of compliance with the provisions of this Paragraph 6(7) as the Purchaser may request. For greater certainty, and subject to as is expressly set forth above, the Vendor and the Vendor Guarantor shall not use the trade names and marks “Parbet”, “Parbet.com”, “Parbet.com Limited”, or any derivatives thereof, in any manner, and for any purpose, whatsoever at any time following the Closing Date.

(8)	Database Conversion

It is expressly acknowledged and agreed that a material part of the Purchased Assets is the Vendor’s database of customers playing poker in the Vendor Poker Room (the “Vendor End Users”). It is further acknowledged and agreed that in order for the Purchaser to maximize the value of the Purchased Assets being acquired, it is required to convert the Vendor End Users into

End Users. In this regard, the Purchaser intends to create end user accounts for all Vendor End Users with the Parbet Poker Room, to be accessible by all Vendor End Users immediately following the Time of Closing (the “New End User Accounts”), which New End User Accounts will be created using the Vendor’s existing information about the Vendor End Users, including without limitation, each said end user’s name, address, user id, password and account balance (the “End User Information”). It is expressly acknowledged and agreed by the Parties that, in connection with establishing the New End User Accounts, the Parties shall perform a data conversion process (as more particularly described in Schedule I) whereby the End User Information would be extracted from the Vendor Poker Room and used to create the New End User Accounts in the Parbet Poker Room (the “Conversion Process”). It is expressly agreed that the Vendor shall provide to the Purchaser any and all information, documentation and assistance as the Purchaser may reasonably require in order to complete the Conversion Process as described in Schedule I, having regard to the fact that the Vendor is affiliated with the Person that owns TAIN, which is the centralized poker network on which the Business is presently conducted. It is expressly acknowledged that the Purchaser shall require the cooperation and assistance of the Vendor in completing the software programs and other tools as are necessary in order to complete the Conversion Process, and the Vendor agrees to provide such cooperation and assistance throughout the Interim Period.

(9)	Material Contracts

Forthwith after the execution of this Agreement, the Vendor shall provide the Purchaser with copies of all material contracts as set forth in Schedule L, and, to the extent such material contracts are not evidenced in writing, detailed summaries of such oral material contracts. As soon as reasonably practical thereafter, the Purchaser shall review the material contracts (and/or summaries thereof) in order to determine which such contracts the Purchaser wishes to assume as at the Closing Date (“Assumed Material Contracts”). Both the Vendor and the Purchaser agree to use reasonable best efforts during the Interim Period to effect an assignment of the Assumed Material Contracts to the Purchaser at the Closing Date.

(10)	Additional Escrow Agent Costs

The Vendor and the Purchaser agree to share equally in any and all additional costs and charges levied by the Escrow Agent above and beyond the Escrow Fee (as such term is defined in the Purchase Price Escrow Agreement) (“Additional Escrow Agent Costs”). In the event that either the Purchaser or the Vendor makes payment in full to the Escrow Agent for the Additional Escrow Agent Costs, one half of such Escrow Agent Costs shall be re-imbursed to the paying party by the non-paying party.

(11)	Employees

Non-Hiring of Employees – The Vendor expressly acknowledges that the Purchaser is not required to hire any of the Employees and nothing herein shall be construed so as to place any obligation on the Purchaser to hire any Employees. The Purchaser shall have the right to offer employment to any of the Employees, effective to the Closing Date. In the event that the Vendor decides to terminate any of the Employees not hired by the Purchaser (“Terminated Employees”), the Vendor agrees that it shall be liable for the payment of all legal obligations relating to the termination of employment of any Terminated Employee. The Vendor’s liability shall extend to all amounts required either by statute or at common law to be paid to any Terminated Employee, including pay in lieu of notice, termination pay, severance pay, vacation pay and all other outstanding amounts.

(12)	Bulk Sales

The Vendor shall comply with all bulk sales legislation in each jurisdiction in which the Purchased Assets are located in connection with the transactions contemplated under this Agreement.

(13)	Non-Solicitation

The Vendor shall and shall cause the Vendor Guarantor, Conny Gesar and Christian Haupt to enter into a Non-Solicitation Agreement in the form attached hereto as Schedule F.

7.	INDEMNIFICATION
(1)	Indemnification by Vendor

The Vendor agrees to indemnify and hold the Purchaser harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Purchaser may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding (collectively “Claim”) that may be made or asserted against or affect the Purchaser, provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with the following matters:

(i)         any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Vendor contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser;

(ii)        any amount payable to or in respect of any Employee or Terminated Employee howsoever arising, save and expect for amounts payable to Employees hired by the Purchaser and which arise or relate to the period following the Closing Time; or

(iii)       any liabilities of the Business relating, either directly or indirectly, to the operation of the Business prior to the Closing Time, save and except for Assumed Liabilities.

(2)	Indemnification by Purchaser

The Purchaser agrees to indemnify and hold the Vendor harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Vendor may incur, suffer or be required to pay, pursuant to any Claim that may be made or asserted against or affect the Vendor, provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with the following matters:

(i)         any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Purchaser contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser; or

(ii)        any liabilities of the Business arising in respect of the operation of the Business on or after the Closing Time (including, without limitation, liabilities arising from a breach of Privacy Laws), save and except in the event that such liabilities have arisen as a result of a breach of any representation, warranty or covenant of the Vendor or the Vendor Guarantor hereunder.

(3)	Claims by Third Parties

(a)       For the purposes of this Section 7(3) “Third Party Claim” means any demand which has been made on, or communicated to, the Vendor or the Purchaser by or on behalf of any Person other than the persons mentioned above in this definition and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in either Subsection 7(1) or Section 7(2).

(b)       Promptly upon receipt by either the Purchaser or the Vendor (the “Indemnitee”) of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the other party to this Agreement (the “Indemnitor”), the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

(c)       The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than thirty (30) days after receipt of the notice described in Subsection 7(3)(b), to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that:

(i)         the Indemnitor shall first deliver to the Indemnitee its written consent to be joined as a party to any action or proceeding relating thereto; and

(ii)        Indemnitor shall at the Indemnitee’s request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

(d)       Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection with such proceedings, the Indemnitee shall co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee’s control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation.

(e)       The final determination of any such Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

(f)        Should the Indemnitor fail to give notice to the Indemnitee as provided in Subsection 7(3)(b), the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

(4)	Details of Claims

With respect to any claim provided for under Subsection 7(1) and Section 7(2), no indemnity under this Agreement shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Vendor or the Purchaser, as the case may be.

(5)	Limitation of Liability

The following limitations of liability shall apply to the provisions of this Article 7:

(a)

the Purchaser, on the one hand, and the Vendor, on the other hand, shall not be entitled to indemnification from the other of them until the aggregate amount of all of such Party’s claims for indemnification exceeds €100,000 and, upon the aggregate of such Party’s claims exceeding €100,000, the other party shall be required to pay any amounts owing, including such initial €100,000 amount; provided that the maximum the Vendor and/or the Purchaser, as the case may be, shall be required to pay shall not exceed, in the aggregate, the combined sum of the Purchase Price, including all Earn Out Amounts paid to the Vendor; provided that, notwithstanding the foregoing, the Vendor’s liability in respect of i) fraudulent misrepresentations, or ii) a breach of the representations and warranties contained in Section 5(t) hereof and related to Privacy Laws, shall be unlimited, and the Purchaser’s liability in respect of a breach of Privacy Laws by the Purchaser (as set forth in Subsection 7(2)(ii)) shall be unlimited.

(b)

neither the Purchaser nor the Vendor shall be liable to the other for any indemnification claim(s) the subject of which would be wholly covered by any existing policy of insurance maintained by the Party raising the claim(s) for indemnity; provided, however, that nothing herein shall be construed so as to require the Purchaser or the Vendor to maintain any form of policy of insurance;

(c)	the indemnification provisions contained in this Article 7 shall not apply to any consequential, incidental or special damages incurred by the Purchaser and/or the Vendor, as the case may be; and
(d)	the Vendor and the Purchaser agree to use commercially reasonable efforts to mitigate any damages or potential damages which may be the subject of a claim for indemnification.
8.	CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER AND THE VENDOR OF THEIR OBLIGATIONS UNDER THIS AGREEMENT
(1)	Purchaser’s Conditions

The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

(a)       Truth and Accuracy of Representations of the Vendor at the Closing Time—All of the representations and warranties of the Vendor and Vendor Guarantor made in or under this Agreement, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Purchaser shall have received a certificate from a senior officer of the Vendor and the Vendor Guarantor confirming the truth and correctness of the representations and warranties of the Vendor and the Vendor Guarantor.

(b)       Performance of Obligations—The Vendor shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

(c)       Receipt of Closing Documentation—All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Assets including, without limitation, bills of sale and other documentation, and all actions and proceedings taken on or prior to the Closing in connection with performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser and their counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection under those transactions in compliance with this Subsection 8(1)(c), in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel, acting reasonably.

(d)       Closing Documentation—Without limiting the generality of Subsection 8(1)(c), the Purchaser shall have received at or before the Closing Time sufficient duly executed copies of the following:

(i)         certified copy of a resolution of the directors and shareholders of the Vendor and Vendor Guarantor approving this Agreement and the transactions contemplated under this Agreement;

(ii)        certificate of a senior officer of the Vendor and Vendor Guarantor concerning the matters referred to in Subsection 8(1)(a) and confirming that all conditions under this Agreement in favour of the Purchaser have been either fulfilled or waived;

(iii)	bill of sale;
(iv)	assignment of Intellectual Property Rights;
(v)	Non-Solicitation Agreement; and

(vi)        detailed statement from a senior officer of the Vendor setting forth all Assumed Liabilities, and attesting to the truth and accuracy thereof.

(e)       Opinions of Counsel for Vendor and Vendor Guarantor —The Purchaser shall have received opinions dated the Closing Date, in form and substance satisfactory to the Purchaser, acting reasonably, from counsel for the Vendor and from counsel for the Vendor Guarantor, confirming the matters warranted in Subsections 5(1)(a), 5(1)(c) and 5(1)(e) in the case of the Vendor and the matters warranted in Subsections 5(3)(a), 5(3)(b) and 5(3)(c) in the case of the Vendor Guarantor, which opinions may rely on opinions of counsel in other jurisdictions with respect to matters of law in those jurisdictions. In giving such opinions, counsel to the Vendor and counsel to the Vendor Guarantor may rely on certificates of senior officers of the Vendor and the Vendor Guarantor, as applicable, as to factual matters.

(f)        Consents, Authorizations and Registrations—All consents, approvals, orders and authorizations of or from governmental or regulatory authorities required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time.

(g)       No Actions Taken Restricting Sale—No action or proceeding by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated under this Agreement.

(h)       Consulting Services Accepted—Each of Juha Kvist and Johan Wilsson shall have entered into a management and consulting services contract with the Parbet Operator in such form, and upon such terms, as are satisfactory to the Purchaser.

(i)        Conversion Process – The Vendor shall have fulfilled all of its obligations in respect of the Conversion Process, including without limitation, all obligations set forth in Schedule I hereto.

(j)        Due Diligence – The Purchaser shall have completed its due diligence investigations, and shall be satisfied in its sole and absolute discretion that its due diligence investigations with respect to the Purchased Assets, the Assumed Liabilities and the Business did not identify any issue(s) which it deems in good faith to be commercially material to the Purchased Assets, the Assumed Liabilities and/or the Business, or its decision to acquire same. For greater certainty, the following shall not be considered to be commercially material:

(i)         a drop in the average daily gross amount of Poker Rake and Poker Tournament House Fees earned through the operation of the Business from December 1, 2006 to January 15, 2007 (excluding December 24, 2006 and January 1, 2007); provided that the average daily gross amount of Poker Rake and Poker Tournament House Fees earned during said period by the Business does not fall below USD$14,250.00 per day (in the aggregate);

(ii)        a material adverse change in the laws or regulations related to the operation of the Business in any jurisdiction other than Malta, Sweden, Finland or Norway;

(iii)       the fact that the Vendor currently offers various payment solutions to Vendor End Users located in Sweden and Finland, which payment solutions the Parbet Operator may not be able to offer to End Users located in Sweden and Finland immediately following the Closing Time.

Should the Purchaser’s due diligence investigations identify any issue(s) which the Purchaser deems to be commercially material to the Purchased Assets, the Assumed Liabilities and/or the Business, or the Purchaser’s decision to acquire same, the Purchaser agrees to forthwith inform the Vendor in writing of same and provide reasonable particulars of such issue(s).

(k)       Material Adverse Change – There will have been no material adverse change in and to the Purchased Assets, the Assumed Liabilities or the Business from the date of this Agreement to the Closing Date. For greater certainty, the following shall not be considered a material adverse change:

(i)         a drop in the average daily gross amount of Poker Rake and Poker Tournament House Fees earned through the operation of the Business from December 1, 2006 to January 15, 2007 (excluding December 24, 2006 and January 1, 2007); provided that the average daily gross amount of Poker Rake and Poker Tournament House Fees earned during said period by the Business does not fall below USD$14,250.00 per day (in the aggregate);

(ii)        a material adverse change in the laws or regulations related to the operation of the Business in any jurisdiction other than Malta, Sweden, Finland or Norway;

(iii)       the fact that the Vendor currently offers various payment solutions to Vendor End Users located in Sweden and Finland, which payment solutions the Parbet Operator may not be able to offer to End Users located in Sweden and Finland immediately following the Closing Time.

(2)	Vendor’s Conditions

The obligations of the Vendor to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by the Vendor in whole or in part):

(a)       Truth and Accuracy of Representations of the Purchaser at Closing Time—All of the representations and warranties of the Purchaser made in or under this Agreement, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing and the Vendor shall have received a certificate from a senior officer of the Purchaser and the Purchaser Guarantor confirming the truth and correctness of such representations and warranties of the Purchaser and the Purchaser Guarantor.

(b)       Performance of Agreements—The Purchaser shall have performed or complied with, in all respects, all their other obligations, covenants and agreements under this Agreement.

(c)	Closing Documents—The Vendor shall have received at or before the Closing Time:

(i)         certified copy of a resolution of the board of directors of the Purchaser approving this Agreement and the transactions contemplated under this Agreement;

(ii)        certificate of a senior officer of the Purchaser and the Purchaser Guarantor concerning the matters referred to in Subsection 8(2)(a) and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived; and

(iii)	Assumption Agreement.

(d)       Opinions of Counsel for Purchaser and Purchaser Guarantor—The Vendor shall have received opinions dated the Closing Date, from counsel for the Purchaser and from counsel for the Purchaser Guarantor, confirming the matters warranted in Subsections 5(2)(a), 5(2)(b) and 5(2)(d) in the case of the Purchaser and the matters warranted in Subsections 5(4)(a), 5(4)(b) and 5(4)(c) in the case of the Purchaser Guarantor, which opinions may rely on opinions of counsel in other jurisdictions with respect to matters of law in those jurisdictions. In giving such opinion, counsel to the Purchaser and counsel to the Purchaser Guarantor may rely on certificates of senior officers of the Purchaser and the Purchaser Guarantor, as applicable, as to factual matters.

(e)       No Actions Taken Restricting Sale—No action or proceeding by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated under this Agreement.

(f)        Payment of Purchase Price—The Purchaser shall have tendered to the Escrow Agent a wire transfer for payment of the amount of the Purchase Price required to be paid into escrow pursuant to Section 3(2) hereof.

(g)       Conversion Process – The Purchaser shall have fulfilled all of its obligations in respect of the Conversion Process, including without limitation, all obligations set forth in Schedule I hereto.

(h)       Consents, Authorizations and Registrations—All consents, approvals, orders and authorizations of or from governmental or regulatory authorities required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time including:

(3)	Failure to Satisfy Conditions

If any condition set forth in Sections 8(1) or 8(2) is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (the “First Party”) may terminate this Agreement by notice in writing to the other Party and in such event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party then the other Party shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, or whole or in part.

(4)	Destruction or Expropriation

Up to the Closing Time, all risk of loss or damage by fire or other cause or hazard to the Purchased Assets shall remain with the Vendor and the Vendor shall hold all insurance policies and any proceeds thereof in trust for the Vendor and the Purchaser. If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the Purchased Assets, or if the Purchased Assets or any material part of them are expropriated or forcefully taken by any governmental authority or if notice of intention to expropriate a material part of the Purchased Assets has been filed in accordance with applicable legislation, then the Purchaser may, at its option:

(a)	terminate this Agreement by notice to the Vendor; or

(b)       elect to complete the purchase and sale of the Purchased Assets, in which event all insurance proceeds or expropriation proceeds, as the case may be, shall be assigned and/or paid by the Vendor to the Purchaser; or

(c)       elect to complete the purchase and sale subject to the Purchase Price being reduced to reflect such change or expropriation, such reduction to be based on the book value of the Purchased Assets.

9.	CLOSING ARRANGEMENTS
(1)	Time of Closing

The completion of the transactions contemplated by this Agreement shall take place at the Closing Time on the Closing Date.

(2)	Closing Arrangements

At the Closing Time, upon fulfillment of all the conditions under this Agreement which have not been waived in writing by the Purchaser or the Vendor respectively:

(a)       Purchase and Sale of Purchased Assets—The Vendor shall sell and the Purchaser shall purchase the Purchased Assets for the Purchase Price payable under this Agreement.

(b)       Delivery of Closing Documents—The Parties shall respectively deliver the Closing Documents.

(c)       Actual Possession—The Vendor shall deliver actual possession of the Purchased Assets to the Purchaser.

(d)       Payment of Purchase Price—On the fulfillment of the foregoing terms of this Article 9, the portion of the Purchase Price payable on Closing shall be paid as provided for in Article 3 and the Purchase Price Escrow Agreement.

(3)	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Euros and certified by a Canadian chartered bank or trust company.

10.	GUARANTORS

(a)       The Vendor Guarantor, on a joint and several liability basis with the Vendor, hereby unconditionally agrees to guarantee all of the obligations and liabilities of the Vendor hereunder. In the event that the Vendor fails to fulfill any monetary obligations which arise pursuant to the terms of the Agreement (other than by reason of a breach of this Agreement by the Purchaser), the Vendor Guarantor agrees to make payment in connection therewith within thirty (30) days after receipt of written notice by the Purchaser to the Vendor Guarantor.

(b)       The Purchaser Guarantor, on a joint and several liability basis with the Purchaser, hereby unconditionally agrees to guarantee all of the obligations and liabilities of the Purchaser hereunder. In the event that the Purchaser fails to fulfill any monetary obligations which arise pursuant to the terms of the Agreement (other than by reason of a breach of this Agreement by the Vendor), the Purchaser Guarantor agrees to make payment in connection therewith within thirty (30) days after receipt of written notice by the Vendor to the Purchaser Guarantor.

11.	NOTICES

Any notice, direction or other instrument required or permitted to be given by either party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail or transmitted by telecopier or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

(a)	in the case of a notice to the Vendor at:

66 Old Bakery Street

Valletta VLT 09

Malta

Attention: Per Sahlberg

Fax No. 356 21316334

(b)	in the case of a notice to the Vendor Guarantor at:

Atlectico Nordic B.V.

Weena 340

3012 NJ Rotterdam

The Netherlands

Attention: Rimon Hagen

Fax No. 31 10 412 6115

(c)	in the case of a notice to the Purchaser at:
Nimeli Court, 41-49 Agiou Nicolaou Street, Block A, 3rd Floor,
Engomi, 2408 Nicosia, Cyprus
Attention: A. J. Slavinski
Fax No. 357 22552500
(d)	in the case of a notice to the Purchaser Guarantor at:
55 St. Clair West, 3rd Floor
Toronto, Ontario
M4V 2Y7
Attention: President
Fax No. 416 545 1454

Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was received at such address, or, if sent by mail, shall be deemed to have been given and received on the date which is five (5) days after which it was mailed, provided that if either such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice transmitted by telecopier or other form of electronic communication shall be deemed to have been given and received on the date of its transmission provided that if such day is not a Business Day or if it is received after the end of normal business hours on the date of its transmission at the place of receipt, then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day next following the transmission thereof. If normal mail service, telex, telecopier or other form of electronic communication is interrupted by strike, slowdown, force majeure or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such service which has not been so interrupted to deliver such notice.
12.	GENERAL
(1)	Expenses

All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses.

(2)	Time

Time shall be of the essence of this Agreement.

(3)	Assignment/Successors and Assigns

Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

(4)	Further Assurances

Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated under this Agreement or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

(5)	Public Notices

All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendor and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably withheld), except where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

(6)	Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

(7)	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any dispute, claim or controversy arising out of or related to this Agreement shall be resolved solely and exclusively by binding arbitration in accordance with Rules of Arbitration of the International Chamber of Commerce. All arbitration proceedings, including all notices sent, filings made and testimony and documentary evidence, shall be in the English language and take place in London, England.

(8)	Confidentiality

The parties shall maintain this Agreement and the particulars of the transaction to which it relates confidential, and shall not disclose any part thereof to any third party without the prior express written consent of the other parties hereto. Unless required by applicable law or regulation, no party shall issue a press release or other public announcement related to the Agreement, without the prior written consent of all other parties hereto. The Purchaser and the Vendor acknowledge the execution of a Mutual Non-Disclosure Agreement prior to the commencement of the Purchaser’s due diligence investigations, and further acknowledge that the Mutual Non-Disclosure Agreement remains in full force and effect.

(9)	Entire Agreement

This Agreement, and any other agreement entered into by the parties in connection with or pursuant to this Agreement, together set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Business and the Purchased Assets. It is agreed that: (i) the Purchaser has not entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement, or any other agreement entered into by the parties in connection with or pursuant to this Agreement; (ii) the Purchaser shall not be entitled to any remedy in respect of any misrepresentation or any untrue statement made by or on behalf of the Vendor which is not contained in this Agreement or any other agreement entered into by the parties in connection with or pursuant to this Agreement; and (iii) this section shall not exclude any liability for, or remedy in respect of fraud or fraudulent misrepresentation.

IN WITNESS WHEREOF the Parties have duly executed this Agreement this 8th day of January, 2007.

PARBET.COM LTD.
________________________________
Name: Per Sahlberg
Title:

ATLETICO NORDIC B.V., by its
Managing Director AMACO
MANAGEMENT SERVICES B.V.

________________________________
Name: J.L. de Zwart
Title: Deputy Managing Director

WAGERLOGIC LIMITED
________________________________
Name: A. J. Slavinski
Title: Managing Director

CRYPTOLOGIC INC.
________________________________
Name: Stephen Taylor
Title: Chief Financial Officer